SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2005

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

Item 2.02. Results of Operations and Financial Condition.

On November 10, 2005, Adams Resources & Energy, Inc., a Delaware corporation, issued a press release announcing its financial results for the third quarter ended September 30, 2005. A copy of the earnings release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference. The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                ADAMS RESOURCES & ENERGY, INC.

Date: November 10, 2005                                 By:     /s/ Richard B. Abshire
                   Richard B. Abshire
                   Chief Financial Officer

                      EXHIBIT 99.1

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS

Houston (November 10, 2005) -- Adams Resources & Energy, Inc., (AMEX-AE), announced third quarter 2005 unaudited net earnings of $5,297,000 or $1.26 per common share. Revenues for the quarter totaled $794,617,000. Current earnings compared to unaudited third quarter 2004 net earnings of $4,352,000 or $1.037 per common share. For the nine-month period ended September 30, 2005, net earnings were $10,034,000 compared to $6,408,000 for the nine months of 2004.

Chairman K. S. “Bud” Adams, Jr. attributed the earnings increase to higher commodity prices for sales of the Company’s production of crude oil and natural gas. The Company also sold its interest in a crude oil gathering pipeline located in the offshore Gulf of Mexico with a $451,000 pre-tax gain recognized from the sale.

The Company also announced its Board of Directors has declared an annual cash dividend in the amount of $.37 per common share, payable on December 15, 2005 to shareholders of record as of December 2, 2005. The amount of the dividend is increased by 23 percent, or $.07 per share, over last year. Chairman K. S. “Bud” Adams, Jr., said the Company’s continued strength and the more favorable tax laws led to the dividend increase.

A summary of operating results is as follows:
	Third Quarter
	2005	2004

Operating Earnings
Marketing	$5,914,000	$6,070,000
Transportation	1,231,000	1,609,000
Oil and gas	1,883,000	1,021,000
General & administrative expenses	(1,959,000)	(2,120,000)
Interest, net	29,000	(5,000)
Income tax provision	(2,102,000)	(2,274,000)

Earnings from continuing operations	$4,996,000	$4,301,000

Earnings from discontinued
Operations, net of tax	301,000	51,000

Net earnings	$5,297,000	$4,352,000

……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$1,864,455	$1,506,941	$794,617	$550,393

Costs, expenses and other	1,850,078	1,496,940	787,519	543,818
Income tax provision	4,622	3,443	2,102	2,274

Earnings from continuing operations	9,755	6,558	4,996	4,301

Income (loss) from discontinued operations, net of tax	-	(253)	-	-

Net earnings	$10,034	$6,408	$5,297	$4,352

Earnings (loss) per share
From continuing operations	$2.31	$1.56	$1.19	$1.02
From discontinued operation	.07	(.04)	.07	.01
Basic and diluted net earnings per
common share	$2.38	$1.52	$1.26	$1.03

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2005	2004

ASSETS
Cash	$24,610	$19,942
Other current assets	251,778	189,397
Total current assets	276,388	209,339

Net property & equipment	31,415	29,076
Other assets	2,479	439
	$310,282	$238,854

LIABILITIES AND EQUITY
Total current liabilities	$233,818	$173,550
Long-term debt	11,475	11,475
Deferred taxes and other	5,380	4,254
Shareholders’ equity	59,609	49,575
	$310,282	$238,854